                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated December 1, 2004, accompanying the consolidated financial statements of Magyar Bank (formerly Magyar Savings Bank) as contained in the Registration Statement and Prospectus on Form SB-2/A (File No. 333-128392) to be filed with the Securities and Exchange Commission and the Application for Conversion of Magyar Bancorp, Inc. to be filed with the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and the Application for Conversion and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
October 24, 2005